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                          SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                      [AMENDMENT NO...................]

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                     GOLDEN ISLES FINANCIAL HOLDINGS, INC.
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                (Name of Registrant as Specified in Its Charter)

              Gregory S. Junkin, Paul D. Lockyer, Scott A. Junkin
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                   (Name of Person(s) Filing Proxy Statement)

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                                                   Post Office Box 30297
                                                   Sea Island, Georgia 31561


TO:              My Fellow Shareholders

FROM:            Gregory S. Junkin

RE:              Golden Isles Financial Holdings, Inc. ("GIFH" or the "Company")

DATE:            January 7, 1997



         I feel compelled to respond to the letter to you dated January 3, 1997, from Messrs. L. McRee Harden, C. Kermit Keenum, Jimmy D. Veal, Michael D. Hodges, Russell C. Jacobs, Jr. and J. Thomas Whelchel (collectively, the "Whelchel Group"), which I will refer to as the "Current Whelchel Letter." Unfortunately, the Current Whelchel Letter does not, as a reasonable investor might expect, respond to any of the substantive issues about the nature or future of your Company which Paul Lockyer and I addressed in the solicitation materials we sent to you on December 23, 1996. Instead, the Whelchel Group has resorted to a personal attack on me which is false, misleading, unfair and mean-spirited. Indeed, I consider the Current Whelchel Letter to be libelous, and I have instructed my attorneys to advise me on this point. I have also instructed them to consider whether the Whelchel Group has violated the federal securities laws because, in my view, the Current Whelchel Letter contains material misstatements and omissions in connection with a proxy solicitation.


         In assessing the credibility of the charges made against me in the Current Whelchel Letter, and the credibility of the Whelchel Group itself, please keep the following points in mind:

(a) THE CURRENT WHELCHEL LETTER IS INCONSISTENT WITH THE WHELCHEL GROUP'S PRIOR WRITTEN STATEMENTS TO SHAREHOLDERS ABOUT THE REASONS FOR MY REMOVAL FROM OFFICE AS CHIEF EXECUTIVE OFFICER OF THE COMPANY. It denies the very real philosophical differences between us and claims that I was removed for various alleged improprieties. However, in his letter to shareholders dated October 25, 1996, Mr. Whelchel stated: "Over the past two years, management of the company deviated from the original mission of providing banking and financial services to local communities." He also stated in the October letter as follows: "The areas of concern that prompted your Board of Directors to change management are (1) losses in the First Bank Mortgage Corporation and (2) the high costs associated with the holding company." These are precisely the issues Mr. Lockyer and I address in our solicitation materials. There is no mention of any charges against me in the October letter or in the Whelchel Group's letter of December 3, 1996. The personal attacks against me were made
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     only AFTER our solicitation materials set forth detailed and reasoned arguments rebutting the statements made in the earlier Whelchel letters.

(b) THE CURRENT WHELCHEL LETTER IS ALSO INCONSISTENT WITH OTHER STATEMENTS MADE BY MR. WHELCHEL TO SHAREHOLDERS AND THEIR REPRESENTATIVES. Mr. Leonard Golan, the largest GIFH shareholder, spoke with Mr. Whelchel about my removal in October, soon after receiving the first Whelchel letter. In that conversation, Mr. Whelchel unequivocally told Mr. Golan that there were no charges of impropriety or wrongdoing against me. Mr. Golan has told me he is willing to sign an affidavit on this point. In a letter on October 25, 1996 to an attorney for one of our shareholders who asked about my removal, Mr. Whelchel stated: "The continuing losses and the lack of confidence by the Company's Board in Mr. Junkin and Mr. Lockyer to reverse these losses was [sic]what precipitated this action." Again, there was no mention of any alleged improprieties.

(c) THE CHARGES IN THE CURRENT WHELCHEL LETTER WERE NEVER MENTIONED TO ME EITHER AT THE OCTOBER BOARD MEETING (AT WHICH I WAS REMOVED) OR ELSEWHERE, AND THE MINUTES OF THAT MEETING MAKE NO MENTION OF THE CHARGES. The Whelchel Group never raised the charges with me or gave me an opportunity to rebut them, before discussing them in a public letter to the shareholders.

(d) THE WHELCHEL GROUP HAS A VESTED INTEREST IN MAKING THESE UNFOUNDED CHARGES AFTER OUR CALL FOR A SPECIAL MEETING -- AVOIDING A SPECIAL MEETING PRESERVES THEIR CONTROL OF GIFH. This is particularly true for Messrs. Whelchel and Hodges who, by virtue of my removal and that of Mr. Lockyer, have attained executive positions they otherwise would not hold.

         In addition to these basic points, I would like to address the specific allegations of the Current Whelchel Letter.


MY HEALTH INSURANCE COVERAGE

         The Current Whelchel Letter charges that I improperly caused GIFH to pay for health insurance coverage for my secretary, my family and me. This is perhaps the most outrageous and misleading charge of all. The Whelchel Group fails to disclose that from 1987 until mid-1994, I devoted substantially all of my working hours first to organizing GIFH and then serving as CEO, without receiving any pay for nearly seven years. I was not a GIFH employee merely because I voluntarily waived any salary, thereby saving the Company several hundred thousand dollars. I personally paid my secretary, in order to save additional money for GIFH, even though a significant part of her work was Company-related. Further, in the Company's public stock offerings in 1990 and 1995, I personally raised over $3.5 million of the approximately $11 million total raised and I spent hundreds of hours doing so. I neither charged nor received any fees or commissions for my services, even though I was entitled to do so. This saved the Company another several hundred thousand dollars in commissions, which would have been payable if we had retained an investment banking firm to underwrite the offerings


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         I was willing to do all of this for the Company's benefit, but I did at least want to receive health insurance coverage for my family and my secretary. That coverage (from 1990-94) was the only compensation I received for my services for seven years. I do not think that was unreasonable or improper, and I doubt that any of you do. The Whelchel Group is fully aware of all these facts, yet they have made it appear that I took an excessive and unjustifiable benefit for myself. I find this disgraceful.

ACTION BY BANK REGULATORS

         The claim that the banking regulators have confirmed the propriety of my removal is entirely FALSE. The regulators accelerated their audit because of the change in management, not to endorse that change. The regulators have informed both the Whelchel Group and me that they are neutral in the dispute between us. Their main purpose is to insure the safety and soundness of the financial institutions under their jurisdiction.

         The Board resolutions referred to in the Current Whelchel Letter do not evidence the accuracy of any of the Whelchel's Group's charges against me or Mr. Lockyer or the propriety of my removal. In fact, Mr. Lockyer and I voted in favor of these resolutions, in part because of our concerns about the lack of competence of current management.

         Finally, the disclosure of these resolutions by the Whelchel Group constitutes a serious breach of confidentiality, which was required by the regulators. At their request, the Board adopted resolutions at the same meeting which prohibited those attending the meeting, including directors, " ... from disclosing or making public in any manner the nature or conduct of the proceedings at this meeting, or the contents of the documents presented to the Board of Directors at this meeting." I doubt that the regulators will be pleased to learn that the Whelchel Group has violated the required confidentiality.

CONCEPT DESIGNS, INC. ("CDI")

         The Current Whelchel Letter fails to state that Mr. Lockyer, not I, retained CDI in January 1995 to do the space planning and interior design of our new St. Simons Island branch. While it is true that I have a social relationship with one of the partners of CDI, I did not meet the partners of the firm until months after the firm had been retained by Mr. Lockyer. Therefore, my relationship with this individual could not have played any role in the decision to retain CDI (as the Current Whelchel Letter implies).

         Mr. Lockyer's decision to retain CDI was well-considered. The firm is headquartered on St. Simons Island. It had experience in designing 12 banks in the Southeast, as well as the Radisson Hotel on Jekyll Island, Georgia and several other hotels. The firm's commercial experience totaled more than 800,000 square feet. It had done design work locally for Coastal Bank (including a branch in Kingsland, Georgia) and Frederica Bank. Currently, CDI is designing the interior of Barnett Bank's new St. Simons Island branch. It was Mr. Lockyer's opinion that CDI was the most experienced design firm locally for our needs.


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         The Current Whelchel Letter is also misleading in stating that the
Company paid CDI approximately $845,000 just for furniture and decorating. The gross amount billed through CDI took place over 22 months and included work done for 6 separate Company facilities totaling approximately 30,000 square feet. The vast majority of these billings included pass-through charges from other vendors for millwork, signage, painting, labor, installation, furnishings, accessories, draperies, wall coverings, and sales taxes, in addition to fees for design consultation, project management and space planning. The net fees to CDI just for its services were only a fraction of the figure cited by the Whelchel Group.

THE FIRST BANK MORTGAGE CORPORATION ("FBMC") LEASE

         The Current Whelchel Letter is also misleading and inaccurate in its statements about this lease. FBMC's space at the branch bank was not built exclusively for FBMC. In fact, from the outset we anticipated that, within eighteen months, FBMC would outgrow the space and that the Bank would need the space to accommodate its own growth. When FBMC moved out of the Bank space, it had 30 employees working in 3,500 square feet (an average of only 116 sq.ft. per person). This was entirely inadequate for a proper work environment. Several of the directors were informed in March and April 1996 that a move was in the works. None voiced any opposition then. Whether I should have sought formal board approval for the lease is an issue about which reasonable people could differ. At the time, I did not consider a commitment of $8,000 per month for two years to be material, given FBMC's then-critical need for space.

MR. LOCKYER'S SUPPORT OF ME

         Mr. Lockyer categorically denies the assertion that he expressed any support for my removal. In fact, he cast his vote against my removal. His support of me has been steadfast and continuous.

GIFH PURCHASE OF MY FURNITURE

         The Company did pay my former partners and me $14,000 for furniture located and used in the Company headquarters building. This may sound like a lot of money. However, the Whelchel Group again gives you only part of the story. They fail to disclose that the furniture included first quality desks, credenzas, chairs, etc. for seven executive offices (an average of only $2,000 per office). They also fail to disclose that for several years I had provided a portion of this furniture for GIFH use at no charge. Contrary to the Whelchel Group's assertions, it is my recollection that the furniture purchase was fully disclosed to the board in connection with the purchase of the headquarters building, which occurred at the same time. My former partners and I sold the headquarters building to the Company, with full board approval, for approximately $250,000 less than our original cost and at slightly less than the appraised value. The Whelchel Group has conveniently failed to disclose to you that the purchase terms were to the Company's benefit, not mine. As for the current whereabouts of the furniture, I can only say that it was in the headquarters building at the time of my removal.


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EXPENSE REPORTS

         Mr. Lockyer and I did approve each other's expense reports. However, from time to time the reports were also approved by other Company officers, either Mr. Whelchel or Mr. Veal.

         Without access to the Company's records, I cannot confirm the exact amount of reimbursements made to me in 1995 and 1996. However, I am confident that every claim for reimbursement was for a legitimate expense incurred by me on behalf of the Company. Furthermore, a portion of the expenses referred to by the Whelchel Group was incurred in connection with our successful public offering, which raised nearly $6 million in equity capital for GIFH. For the offering I traveled not only to Arizona, but also to California, Illinois, Connecticut, Florida and throughout Georgia. I met with prospective investors and prospective market makers, including some people who ultimately chose not to invest or do business with the Company. The fact that some contacts were unsuccessful does not mean the expenses were not legitimately incurred. Indeed, I believe that if there were truly a problem with my expense reimbursements, it could have been detected during the Company's audit for 1995.

         In considering the Whelchel Group's allegations of improper expense reimbursements and other improprieties, please keep the following points in mind:

1. From 1987 until 1989, I incurred more than $35,000 in expenses in organizing GIFH and obtaining a charter for the Bank. I did not seek reimbursement, and was not reimbursed, for any of these expenses.

2. From 1987 until mid-1994, I did not receive a salary for first organizing GIFH and then serving as CEO.

3. From 1987 until 1996, I provided my own office space and various furniture for GIFH at no charge.

         I do not think that these are the actions of a man who cheats on his expense reports.



CREDIT LINE TO ARKANSAS COMPANY

         During 1995 and 1996 FBMC provided warehouse lines of credit to a variety of mortgage companies. These lines enabled certain of FBMC's institutional customers to "warehouse" mortgage loans temporarily with FBMC until the loans were sold to investors. Every loan funded through these lines was secured by various pieces of residential real estate. Thus, there was underlying collateral which could be sold in the event of a default. One company for which credit was provided has had difficulty in selling certain loans secured by rural property. In fact, approximately 75% of this company's line was repaid at the time of my removal. I expect the remainder of this line will ultimately be repaid as the remaining collateral is sold to investors. It is


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very important for you to know that the board of GIFH set up a committee to approve these credit lines and that two members of the Whelchel Group sat on the approval committee. How could these directors possibly disclaim knowledge of the warehouse business, its collateral and the risks associated therewith? One member of the Whelchel Group actually served as Secretary of FBMC throughout 1996 and signed most corporate documents.


AUDIT COMMITTEE ISSUES

         I never prepared an agenda for Audit Committee meetings. I did, however, suggest to the two committee chairmen, Messrs. Jacobs and Harden, that they keep their meetings on track because of Mr. Whelchel's reported inability to focus the discussion on the proper subject matter of the committee. I also asked our Internal Auditor to work with the committee chairmen on this matter.


1996 SHAREHOLDERS MEETING

         At the annual shareholders meeting in May 1996, I advised those attending that it was my hope that FBMC would deliver pre-tax profits in the range of $250,000, not $500,000. As I have previously indicated, I was displeased with FBMC results through July and therefore prepared a restructuring plan which, as executed, reportedly created a profit in October, 1996.


KEEPING THE BOARD INFORMED

         From June 1990 to October 1996 one or more of the Company's boards met almost monthly. The Whelchel Group continues to plead ignorance about all matters, financial matters included, concerning the Company. It is important to remember that financial statements were provided to all directors at each regularly scheduled monthly meeting or shortly thereafter. These statements contained ALL revenue, expense and balance sheet items. Additionally, audited financial statements were prepared annually. Furthermore, everyone was encouraged to ask questions and to meet with me and/or Mr. Lockyer at any time to discuss Company business, results, new ideas to create revenues, etc. Sadly, only two members of the Whelchel Group availed themselves of these offers and did so only on a limited basis over the years. Every board member was advised that any and all Company records or material were available for review and discussion. One must question how the Whelchel Group could claim they were uninformed when we clearly had an open door policy.

         I trust that you are as outraged as I am by the misstatements and omissions in the Current Whelchel Letter, and its apparent attempt to damage my reputation in an effort to retain control of GIFH. If you are, please let the Whelchel Group know.


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         Once again, I ask that you take the opportunity, if you have not already done so, to request the special meeting of shareholders, by marking your card "Requested" and returning it to me as soon as possible. I look forward to seeing you at the special meeting of shareholders, at which I welcome the opportunity to answer in public and in detail any questions you may have about any of these or other matters and to debate each of the members of the Whelchel Group about the direction of your Company. In the meantime, if you have any questions, please feel free to call me or Mr. Lockyer.




                                        Very truly yours,



                                        Gregory S. Junkin









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TO:              My Fellow Shareholders

FROM:            Paul D. Lockyer

RE:              Golden Isles Financial Holdings, Inc.

DATE:            January 7, 1997





         I have reviewed Mr. Junkin's letter to you of January 7, 1997, and I agree with all of his statements. I too urge you to vote in favor of requesting a special meeting of shareholders at which the vital issues affecting our Company can be properly resolved. If you have any questions, please do not hesitate to contact me.



                                        Paul D. Lockyer









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